                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                  Lycos, Inc.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                                  Lycos, Inc.
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                                  LYCOS, INC.

                      1996 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

  The 1996 Annual Meeting of the Stockholders of Lycos, Inc. will be held on Wednesday, December 18, 1996, at 10:00 a.m., Local Time, in the Center for Executive Education at Babson College, Wellesley, Massachusetts, for the following purposes:

    1. To elect one director, to serve for a term of three years as more fully described in the accompanying Proxy Statement.

    2. To consider and act upon a proposal to ratify, confirm and approve the selection of KPMG Peat Marwick LLP as the independent certified public accountants of the Company for fiscal year 1997.

    3. To consider and act upon any other business which may properly come before the meeting.

  The Board of Directors has fixed the close of business on November 8, 1996, as the record date for the meeting. All stockholders of record on that date are entitled to notice of and to vote at the meeting.

  PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON.

                                          By order of the Board of Directors



                                          /s/ Edward M. Philip
                                          EDWARD M. PHILIP,
                                          Chief Financial Officer and
                                          Secretary

Marlborough, Massachusetts
November 15, 1996

                                  LYCOS, INC.

                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lycos, Inc. (the "Company") for use at the 1996 Annual Meeting of Stockholders to be held on Wednesday, December 18, 1996, at the time and place set forth in the notice of the meeting, and at any adjournments thereof. The approximate date on which this Proxy Statement and form of proxy are first being sent to stockholders is November 15, 1996.

  If the enclosed proxy is properly executed and returned, it will be voted in the manner directed by the stockholder. If no instructions are specified with respect to any particular matter to be acted upon, proxies will be voted in favor thereof. Any person signing the enclosed form of proxy has the power to revoke it by voting in person at the meeting, or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised.

  The holders of a majority in interest of all Common Stock issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the meeting in order to constitute a quorum for the transaction of business. The election of the nominee for director will be decided by majority vote. The affirmative vote of the holders of at least a majority of the shares of Common Stock voting in person or by proxy at the meeting are required to approve all other matters listed in the notice of the meeting.

  The Company will bear the cost of the solicitation. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of the Company (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, telecopier and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Company.

  The Company's principal executive offices are located at 293 Boston Post Road West, Marlborough, Massachusetts 01752 (508) 229-0717.

                       RECORD DATE AND VOTING SECURITIES

  Only stockholders of record at the close of business on November 8, 1996 are entitled to notice of and to vote at the meeting. On that date, the Company had outstanding and entitled to vote 13,792,896 shares of Common Stock, par value $.01 per share ("Company's Common Stock" or "Common Stock"). Each outstanding share of the Company's Common Stock entitles the record holder to one vote.

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes, with each class as nearly equal in number as possible. One class is elected each year for a term of three years. It is proposed that the nominee listed below, whose term expires at this meeting, be elected to serve a term of three years and until his successor is duly elected and qualified or until he sooner dies, resigns or is removed. The Company presently has a Board of Directors of four members.

  The persons named in the accompanying proxy will vote, unless authority is withheld, for the election of the nominee named below. If such nominee should become unavailable for election, which is not anticipated, the persons named in the accompanying proxy will vote for such substitute as the Board of Directors may recommend. The nominee is not related to any other executive officer of the Company or its subsidiaries.

                      YEAR FIRST
                      ELECTED A         POSITION WITH THE COMPANY OR PRINCIPAL
NAME OF DIRECTOR  AGE  DIRECTOR          OCCUPATION DURING THE PAST FIVE YEARS
----------------  --- ----------        --------------------------------------
NOMINATED FOR A TERM ENDING IN
 1999:
Robert J.          40    1995    Robert J. Davis has served as President and Chief
 Davis                           Executive Officer of the Company since June 1995.
                                 From January 1993 to June 1995, Mr. Davis served as
                                 Vice President of Sales at Cambex Corporation, a
                                 manufacturer of computer-related products. From Jan-
                                 uary 1982 to January 1993, Mr. Davis was employed by
                                 Wang Laboratories, a computer manufacturer, in vari-
                                 ous sales and marketing positions, including Direc-
                                 tor of United States Commercial Sales and Marketing
                                 and Director of Worldwide Marketing. Mr. Davis holds
                                 a Bachelor of Science degree, with highest honors,
                                 from Northeastern University and a Master in Busi-
                                 ness Administration from Babson College.
SERVING TERM ENDING IN 1998:
David S.           42    1995    David S. Wetherell has served as a Director of the
 Wetherell                       Company since July 1995. Mr. Wetherell has served as
                                 Chairman of the Board, President, Chief Executive
                                 Officer and Secretary of CMG Information Services,
                                 Inc. ("CMGI") since 1986 and as a general partner of
                                 CMG@Ventures, L.P. ("CMG@Ventures"), a venture capi-
                                 tal firm and the majority stockholder of the Compa-
                                 ny, and President of CMG@Ventures, Inc., the manag-
                                 ing general partner of CMG@Ventures, since January
                                 1995. He has served as Chairman of the Board, Chief
                                 Executive Officer and Clerk of SalesLink Corpora-
                                 tion, a literature fulfillment business, since it
                                 was formed in 1990. He also served as Chief Execu-
                                 tive Officer of HMA Group, Inc., a subsidiary of
                                 CMGI, from May 1989 until April 1991. From 1982 un-
                                 til joining CMGI in 1986, Mr. Wetherell was a co-
                                 founder and President of Softrend, Inc., a microcom-
                                 puter software publisher. Mr. Wetherell is the foun-
                                 der of BookLink Technologies, a CMGI subsidiary
                                 which was sold to America Online in 1994. Mr. Weth-
                                 erell received a Bachelor of Science degree in Math-
                                 ematics and Education from Ohio Wesleyan University.
John M.            54    1996    John M. Connors, Jr. has served as a Director of the
 Connors,                        Company since June 1996. Since 1995, Mr. Connors has
 Jr.                             served as Chairman of the Board of Directors and,
                                 since 1968, as Chief Executive Officer of Hill,
                                 Holliday, Connors, Cosmopulos, Inc., a leading full-
                                 service marketing communications company. Mr.
                                 Connors is the Chairman of the Board of Partners
                                 HealthCare System, a member of the Board of Trustees
                                 of Boston College and a member of the Board of
                                 Directors of the John Hancock Mutual Life Insurance
                                 Company. He is also past Chairman of the Board of
                                 The Wang Center for the Performing Arts, and he
                                 currently serves as a member of the Board of
                                 Directors of the Boys and Girls Clubs of Boston. Mr.
                                 Connors is a graduate of Boston College.

                      YEAR FIRST
                      ELECTED A         POSITION WITH THE COMPANY OR PRINCIPAL
NAME OF DIRECTOR  AGE  DIRECTOR          OCCUPATION DURING THE PAST FIVE YEARS
----------------  --- ----------        --------------------------------------
SERVING A TERM ENDING IN 1997:
Daniel J.          35    1995    Daniel J. Nova has served as a Director of the Com-
 Nova                            pany since July 1995. Mr. Nova has served as a gen-
                                 eral partner of the general partner of Highland Cap-
                                 ital Partners III Limited Partnership, a venture
                                 capital partnership, since June 1996. Since June
                                 1996, Mr. Nova has also served as a managing member
                                 of the general partner of Highland Entrepreneurs'
                                 Fund III Limited Partnership, a venture capital
                                 partnership. From January 1995 to July 1996, Mr.
                                 Nova served as a general partner of CMG@Ventures, a
                                 venture capital firm and a majority stockholder of
                                 the Company, and as Vice President of CMG@Ventures,
                                 Inc., the managing general partner of CMG@Ventures.
                                 From June 1991 to January 1995, Mr. Nova was a se-
                                 nior associate at Summit Partners, a venture capital
                                 firm. From September 1989 to May 1991, Mr. Nova at-
                                 tended Harvard Business School. From June 1983 to
                                 August 1989, Mr. Nova was employed by Wang Laborato-
                                 ries, a computer manufacturer, in various sales and
                                 management positions. Mr. Nova received a Bachelor
                                 of Science degree with honors in Computer Science
                                 and Marketing from Boston College and a Master in
                                 Business Administration from Harvard Business
                                 School.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

  During fiscal 1996, there were seven meetings of the Board of Directors of the Company. All of the directors attended at least 75% of the aggregate of
(i) the total number of meetings of the Board of Directors during which they served as director and (ii) the total number of meetings held by committees of the Board of Directors on which they served. The Board of Directors does not have a Nominating Committee. None of the directors received compensation for serving as directors of the Company, except that in 1996 Mr. Connors received options to acquire 10,000 shares of Common Stock of the Company under the Company's Non-Employee Director Stock Option Plan, and Mr. Davis received compensation as an employee of the Company. See "Compensation Committee Interlocks and Insider Participation--Certain Relationships and Related Transactions--Employee Agreements."

  The Board of Directors has a Compensation Committee whose present members are Messrs. Connors, Nova and Wetherell. The Compensation Committee determines the compensation to be paid to key officers of the Company and administers the Company's stock option plans. During fiscal 1996, there was one meeting of the Compensation Committee.

  The Company also has an Audit Committee whose present members are Messrs. Connors, Nova and Wetherell. The Audit Committee reviews with the Company's independent auditors the scope of theaudit for the year, the results of the audit when completed and the independent auditors' fee for services performed. The Audit Committee also recommends independent auditors to the Board of Directors and reviews with management various matters related to its internal accounting controls. During fiscal 1996, there were no meetings of the Audit Committee.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of October 31, 1996 (i) by each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) by each of the Company's directors,
(iii) by each of the Named Executive Officers (as defined elsewhere herein) and (iv) by all directors and executive officers who served as directors or executive officers at October 31, 1996 as a group. For purposes of this Proxy Statement, beneficial ownership is defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and means generally the power to vote or dispose of the securities, regardless of any economic interest therein.

             NAME AND ADDRESS OF         AMOUNT AND NATURE OF
               BENEFICIAL OWNER          BENEFICIAL OWNERSHIP PERCENT OF CLASS
             -------------------         -------------------- ----------------
CMG@Ventures, L.P.(1)(2)................      8,237,749            59.3%
 100 Brickstone Square
 Andover, MA 01810
Michael L. Mauldin(3)...................      1,026,086             7.4%
 c/o Lycos, Inc.
 555 Grant Street, Suite 350
 Pittsburgh, PA 15219
Carnegie Mellon University(4)...........        876,306             6.3%
 5000 Forbes Avenue
 Pittsburgh, PA 15213
FMR Corp.(5) ...........................        709,700             5.1%
 82 Devonshire Street
 Boston, MA 02109
DIRECTORS
David S. Wetherell(6)...................            --               --
 c/o CMG Information Services, Inc.
 100 Brickstone Square
 Andover, MA 01810
Daniel J. Nova(7).......................         73,275                *
 c/o Highland Capital
 Two International Place
 Floor 22
 Boston, MA 02110
John M. Connors, Jr.....................            --              --
 c/o Hill, Holliday, Connors,
 Cosmopulos, Inc.
 200 Clarendon Street
 Boston, MA 02116
NAMED EXECUTIVE OFFICERS
Robert J. Davis(8)......................        160,000             1.1%
Edward M. Philip(9).....................         28,170                *
Benjamin P. Bassi(10)...................         15,500                *
William M. Townsend(11).................          2,250                *
All executive officers and directors as
 a group
 (10 persons)(12)(13)...................      9,050,050            63.1%

--------
 *  Less than 1%.

 (1) Includes options to acquire 96,057 shares of Common Stock which are currently exercisable or become exercisable within 60 days.
 (2) Each of CMG@Ventures, Inc., the managing partner of CMG@Ventures, CMGI, the sole stockholder of CMG@Ventures, Inc., and Mr. Wetherell, Chairman of the Board, President, Chief Executive Officer and Secretary of CMGI, an executive officer of CMG@Ventures, Inc. and a general partner of CMG@Ventures, also may be deemed to be beneficial owners of the 8,141,692 shares of Common Stock and 96,057 options to purchase Common Stock held by CMG@Ventures. Each of CMG@Ventures, Inc., CMGI and Mr. Wetherell disclaims beneficial ownership except to the extent of his or its pecuniary interest. Includes 954,472 shares of Common Stock which CMG@Ventures has agreed to sell to the Company upon the exercise of options granted under the Company's 1995 Stock Option Plan.
 (3) Includes options to acquire 26,086 shares of Common Stock which are currently exercisable or become exercisable within 60 days and 500,000 shares of Common Stock held by Dr. Mauldin's wife.
 (4) Includes options to acquire 59,726 shares of Common Stock which are currently exercisable or become exercisable within 60 days.
 (5) According to Schedule 13F filed with the Securities and Exchange Commission in June 1996.
 (6) Mr. Wetherell may be deemed to be the beneficial owner of the 8,141,692 shares of Common Stock and 96,057 options to purchase Common Stock held by CMG@Ventures by virtue of his interest as a general partner of CMG@Ventures, his positions as an executive officer of CMGI and CMG@Ventures, Inc., as well a his stockholder interest in CMGI. Mr. Wetherell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.
 (7) Consists of 73,275 shares of Common Stock held as a former profit partner of CMG@Ventures. Mr. Nova, a general partner of Highland Management Partners III Limited Partnership, the general partner of Highland Capital Partners III Limited Partnership, and a member of HEF III, L.L.C., the general partner of Highland Entrepreneurs' Fund III Limited Partnership may be deemed to be a beneficial owner of the 350,881 shares of Common Stock and options to purchase 237,874 shares of Common Stock held by Highland Capital Partners III Limited Partnership and 13,743 shares of Common Stock and 9,317 options to purchase Common Stock held by Highland Capital Entrepreneurs' Fund III Limited Partnership. Mr. Nova disclaims such beneficial ownership except to the extent of his pecuniary interest.
 (8) Represents options to acquire shares of Common Stock which are currently exercisable or become exercisable within 60 days.
 (9) Includes options to acquire 27,170 shares of Common Stock which are currently exercisable or become exercisable within 60 days.
(10) Includes options to acquire 15,000 shares of Common Stock which are currently exercisable or become exercisable within 60 days.
(11) Includes options to acquire 2,000 shares of Common Stock which are currently exercisable or become exercisable within 60 days.
(12) Includes 8,141,692 shares and an option to acquire 96,057 shares held of record by CMG@Ventures that Mr. Wetherell may be deemed to beneficially own due to his relationship with that entity and its affiliates. Such beneficial ownership is disclaimed by Mr. Wetherell except to the extent of his pecuniary interest. Includes 350,881 shares and an option to acquire 237,874 shares held of record by Highland Capital Partners III Limited Partnership and 13,743 shares and an option to acquire 9,317 shares held by Highland Entrepreneurs' Fund III Limited Partnership that Mr. Nova may be deemed to beneficially own due to his relationship with those entities and their affiliates. Such beneficial ownership is disclaimed by Mr. Nova except to the extent of his pecuniary interest.
(13) In addition to the shares listed, the executive officers of the Company hold options to acquire an additional 638,116 shares of Common Stock.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The Compensation Committee (the "Committee") of the Board of Directors has furnished the following report on executive compensation.

  The Company's executive compensation program is administered by the Committee. The Committee, which is composed of three independent directors, establishes and administers the Company's executive compensation policies and plans and administers the Company's stock option and other equity-related employee compensation plans. The Committee considers internal and external information in determining officers' compensation, including outside survey data.

 Compensation Philosophy

  The Company's compensation policies for executive officers are based on the belief that the interests of executives should be closely aligned with those of the Company's shareholders. The Compensation policies are designed to achieve the following objectives:

  . Offer compensation opportunities that attract highly qualified executives, reward outstanding initiative and achievement, and retain the leadership and skills necessary to build long-term shareholder value.

  . Maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of the Company and the creation of shareholder value.

  . Further the Company's short and long-term strategic goals and values by aligning compensation with business objectives and individual performance.

 Compensation Program

  The Company's executive compensation program has three major integrated components, base salary, annual incentive awards, and long term incentives.

  Base Salary. Base salary levels for executive officers are determined annually by reviewing the competitive pay practices of Internet companies of similar size and market capitalization, the skills, performance level, and contribution to the business of individual executives, and the needs of the Company. Overall, the Company believes that base salaries for its executive officers are approximately competitive with median base salary levels for similar positions in these Internet companies.

  Annual Incentive Awards. The Company's executive officers are eligible to receive annual cash bonus awards designed to motivate executives to attain short-term and longer-term corporate and individual management goals. The Committee establishes the annual incentive opportunity for each executive officer in relation to his or her base salary. Awards under this program are based on the attainment of specific Company performance measures established by the Committee early in the fiscal year, and by the achievement of specified individual objectives and the degree to which each executive officer contributes to the overall success of the Company and the management team. For 1996, the formula for these bonuses was determined as a function of sales growth and other individual objectives, thus establishing a direct link between executive pay and the Company's growth. The Company's performance in 1996 exceeded the objectives set by the Committee.

  Long-Term Incentives. The Committee believes that stock options are an excellent vehicle for compensating its officers and employees. The Company provides long-term incentives through its 1995 and 1996 Stock Option Plans, the purpose of which is to create a direct link between executive compensation and increases in shareholder value. Stock options are granted at fair market value and vest in installments, generally over five years. When determining option awards for an executive officer, the Committee considers the executive's current contribution to Company performance, the anticipated contribution to meeting the Company's long-term strategic performance goals, and industry practices and norms. Long-term incentives granted in prior years and existing levels of stock ownership are also taken into consideration. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of the Company's Common Stock, this portion of the executive's compensation is directly aligned with an increase in shareholder value.

 Chief Executive Officer Compensation

  Mr. Davis' base salary, annual incentive award and long-term incentive compensation are determined by the Committee based upon the same factors as those employed by the Committee for executive officers generally. Mr. Davis' current annual base salary is $110,000 subject to annual review and increase by the Board of Directors of the Company. Mr. Davis was paid a cash bonus of $150,000 representing a bonus of $25,000 for each $1,000,000 in revenues for the fiscal year ending July 31, 1996, as well as an additional discretionary bonus of $25,000. Twenty percent of Mr. Davis' options became vested upon the occurrence of the Company's initial public offering in April 1996. The remaining options are subject to a four year vesting schedule but become immediately vested in the event Mr. Davis is terminated without cause or if there is a substantive change in his job title, responsibilities or location of employment or a reduction in his compensation, unless agreed to by Mr. Davis.

 Section 162(m) Limitation

  Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain executives of public companies. Having considered the requirements of Section 162(m), the Committee believes that grants made pursuant to the Company's 1995 and 1996 Stock Option Plans meet the requirement that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been well below the $1 million limit. The Committee's present intention is to comply with Section 162(m) unless the Committee feels that required changes would not be in the best interest of the Company or its shareholders.

                                          COMPENSATION COMMITTEE

                                          John M. Connors, Jr.
                                          Daniel J. Nova
                                          David S. Wetherell

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

GENERAL

  Messrs. Connors, Nova and Wetherell served as members of the Compensation Committee during fiscal 1996. Neither Messrs. Connors, Nova or Wetherell was an officer or employee of the Company or any of its subsidiaries during fiscal 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Initial Capitalization; License Agreement. The Company was incorporated under the laws of Delaware in June 1995 by CMG@Ventures. In connection with the formation of the Company, Carnegie Mellon University ("CMU"), CMG@Ventures and CMGI entered into a License Agreement (the "License Agreement") pursuant to which CMU granted to the Company a perpetual, world-wide right to use and sublicense the Lycos Internet search and indexing technology and the Lycos Catalog and the other intellectual property associated therewith, including the "Lycos" and "The Lycos Catalog of the Internet" trademarks and the domain name lycos.com. The license has been granted to the Company on an exclusive basis, but is non-exclusive with respect to certain subcomponents of the licensed technology. As part of the License Agreement, CMU retained the rights to use for internal use and for non-commercial research, educational or academic purposes the Lycos Catalog and any improvements and revisions, any technology, product or process developed by the Company which is based on the licensed technology, and any technology, product or process developed by Dr. Mauldin and employees under his direction and made available to the Company under the License Agreement.

  The License Agreement provided for an initial license fee of $500,000 paid by the Company to CMU plus the issuance to CMU of twenty percent of the initial common equity of the Company. In addition, pursuant to the License Agreement, the Company made further payments to CMU in an amount equal to 50% of gross revenues received from all sources until such payments totaled $750,000. All amounts due to CMU under this Agreement were paid as of July 31, 1996. The License Agreement is perpetual and irrevocable, but is terminable if the Company ceases to carry on any business providing the licensed technology, if the Company fails to pay CMU the royalties specified therein or if the Company fails to maintain adequate insurance coverage for CMU.

  The Company is also required to pay to CMU an additional $525,000 (which is not subject to the receipt of any revenues by the Company) pursuant to two licenses granted by CMU, which were assigned to the Company. As of July 31, 1996, the Company had paid an aggregate of $200,000 to CMU pursuant to these licenses.

  In connection with the formation of the Company and the execution of the License Agreement, CMG@ Ventures acquired 8,000,000 shares of the Company's Common Stock for $1,000,000 and agreed to make further contributions to the capital of the Company of up to an aggregate of $1,000,000 on an as needed basis (in which case no additional stock would be issued). CMU received 2,000,000 shares of Common Stock as consideration for entering into the License Agreement, of which the right to receive 1,000,000 shares was assigned to Dr. Mauldin by CMU. CMG@Ventures made the additional $1,000,000 capital contribution in October 1995.

  The License Agreement contained a right of first refusal on transfers of Common Stock by either CMU or Dr. Mauldin in favor of CMG@Ventures and co-sale rights in favor of CMU and Dr. Mauldin should CMG@Ventures elect to sell any shares as well as preemptive rights provisions in favor of CMU and Dr. Mauldin, all of which rights terminated upon completion of the initial public offering of the Company's Stock in April 1996 (the "IPO").

  In connection with the initial capitalization of the Company and the execution of the License Agreement, the Company, CMG@Ventures, CMU and Dr. Mauldin entered into a Shareholders Agreement (the "Shareholders Agreement"). The Shareholders Agreement provided for, among other things, restrictions on transfers of shares, rights of first refusal, tag along rights and certain covenants in favor of CMU and Dr. Mauldin. Three of the Company's current directors were elected pursuant to the terms of the Shareholders

Agreement, which requires the parties thereto to maintain a board of directors with five members, one of which will be designated by CMU. A designee of CMU served as a member of the Board of Directors from July 1995 to January 1996. The Shareholders Agreement also requires the parties thereto to vote to appoint the CMU designee to any scientific advisory committee of the Board of Directors that may exist. The Shareholders Agreement terminated upon the closing of the IPO.

  In consideration of the issuance of 1,000,000 shares of Common Stock of the Company, Dr. Mauldin entered into a Consulting, Non-Compete, Invention and Non-Disclosure Agreement with the Company (the "Consulting Agreement") as a consultant to the Company with respect to the technology licensed to the Company under the License Agreement, any products derived or developed from such technology and other areas of computer science proposed by the Company. Dr. Mauldin agreed to serve at least three days a month for $1,000 a day. The Consulting Agreement has an initial term of one year and automatically renews for additional one year terms and may be terminated by either party upon 90 days written notice. The Consulting Agreement contains, among other things, a non-disclosure of proprietary information provision and a three-year non-competition period. In August 1995, Dr. Mauldin became an employee of the Company.

  Mr. Wetherell, Director of the Company, is a general partner of CMG@Ventures and an executive officer of CMG@Ventures, Inc., the managing general partner of CMG@Ventures. Mr. Wetherell is also Chairman, President and Chief Executive Officer of CMGI, the sole shareholder of CMG@Ventures, Inc.

  Transactions with CMU and Dr. Mauldin. On February 9, 1996, the Company issued 91,580 shares and 40,000 shares of Common Stock and options to acquire 59,726 shares and 26,086 shares of Common Stock to CMU and Dr. Mauldin, respectively, pursuant to the exercise of pre-emptive rights granted to these parties in the License Agreement discussed above. These pre-emptive rights were exercised in connection with the issuance of 526,316 shares of Common Stock and options to acquire 343,248 shares of Common Stock granted by the Company to Christopher Kitze pursuant to the merger of Point Communications Corporation ("Point") with a wholly-owned subsidiary of the Company in October 1995, in which Point became a wholly-owned subsidiary of the Company.

  Transactions with CMGI. CMGI provides the Company with certain employee benefits administration (including 401(k) plan participation by employees of the Company), insurance (including property and casualty) and related services. As of July 31, 1996, the Company paid $48,000 for such services. The Company believes that the charges for these services are reasonable and that the terms of these services are representative of the expenses the Company would have incurred on a stand-alone basis. CMGI has also guaranteed obligations the Company incurred under a lease for office space in Pittsburgh, Pennsylvania used for research and development and as the site for computer hardware for the Company's products and services, and the obligations of the Company incurred under an equipment lease with Digital Financial Services (the "Digital Lease"). The guaranty of the Digital Lease terminated upon completion of the IPO.

  The Company has also entered into strategic business partnerships with companies which are controlled by CMGI, pursuant to which the Company and such entities have agreed to develop certain products and technologies. The Company believes that the terms of these license arrangements are representative of the terms the Company would have received from unrelated third parties.

  The Company has adopted a policy pursuant to which all future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

  Employee Agreements. Mr. Davis' base salary, annual incentive award and long-term incentive compensation are determined by the Committee based upon the same factors as those employed by the Committee for executive officers generally. Mr. Davis' current annual base salary is $110,000 subject to annual review and increase by the Board of Directors of the Company. Mr. Davis was paid a cash bonus of $150,000 representing a bonus of $25,000 for each $1,000,000 in revenues for the fiscal year ending July 31, 1996, as well as an additional discretionary bonus of $25,000. Twenty percent of Mr. Davis' options became vested upon the occurrence of the Company's initial public offering in April 1996. The remaining options are subject to a four year vesting schedule but become immediately vested in the event Mr. Davis is terminated without cause or if there is a substantive change in his job title, responsibilities or location of employment or a reduction in his compensation, unless agreed to by Mr. Davis.

  Limitation of Liability; Indemnification of Directors and Officers. The Company has entered into separate indemnification agreements with its directors and officers. These agreements require the Company, among other things, to indemnify the directors and officers of the Company against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interest of the Company or arising from certain other actions taken by the indemnitee) and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified. The Company believes that the indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Company's Restated Certificate of Incorporation limits the personal liability of directors to the Company, and the Company's Amended and Restated Bylaws provide that the Company shall indemnify the Company's directors and officers, in each case, to the full extent permitted by the Delaware General Corporation Law.

                               PERFORMANCE GRAPH

  The graph set forth below compares the change in the Company's cumulative total stockholder return on its Common Stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the period indicated, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end of the period and April 2, 1996, the date the Company's Common Stock commenced trading on The Nasdaq National Market; by (ii) the share price at April 2, 1996) with the cumulative total return of The Nasdaq Stock Market (U.S.) Index and the cumulative total return of the H&Q Internet Index (assuming the investment of $100 in the Company's Common Stock, the Nasdaq Stock Market (U.S.) Index and the H&Q Internet Index on April 2, 1996, and reinvestment of all dividends). During fiscal year 1996, the Company paid no dividends.


                             [GRAPH APPEARS HERE]

COMPARISON OF CUMULATIVE RETURN

                          4/2/96     5/31/96     6/30/96     7/31/96
                          ------     -------     -------     -------
LYCOS, INC.               100.00       70.10       50.70       27.10
NASDAQ COMP INDEX         100.00      111.90      106.60       97.20
H&Q INDEX                 100.00      120.40      110.10       88.40


                            EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the Company's three most highly compensated executive officers (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 for all services rendered in all capacities to the Company and its subsidiaries for the Company's fiscal year ended July 31, 1996 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                        ANNUAL                LONG-TERM
                                     COMPENSATION           COMPENSATION
                                  ------------------    ---------------------
                                                        SECURITIES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)          OPTIONS #       COMPENSATION($)
---------------------------  ---- --------- --------    --------------------- ---------------
Robert J. Davis.........     1996  110,000  150,000            200,000           6,238(1)
 President and Chief         1995    9,342      --             300,000             --
 Executive Officer
Edward M. Philip........     1996   79,644   30,822            135,852           9,921(2)
 Chief Financial Officer                                                           --
 and Secretary
Benjamin P. Bassi.......     1996   60,274   97,734(3)          75,000           6,238(1)
 Vice President of
 Business Development
William M. Townsend.....     1996   61,082  207,264(3)          75,000             436(1)
 Vice President of
 Advertising

--------
(1) Consists of payments for medical benefits.
(2) Consists of payments for reimbursement of relocation expenses.
(3) Amounts shown primarily represent commissions paid by the Company.

  On July 31, 1996, the number of remaining shares of Common Stock held by the Named Executive Officers that had not vested and the value of such stock at that date was as follows: Mr. Davis--340,000 shares (at the market price on 7/31/96 of $5.94, valued at $2,019,600); Mr. Philip--135,852 (valued at
$806,961); Mr. Bassi--75,000 (valued at $445,500); Mr. Townsend--75,000
(valued at $445,500).

GRANTS OF STOCK OPTIONS

  The following table sets forth certain information with respect to individual grants of stock options to the Named Executive Officers during the fiscal year ended July 31, 1996.

                             1996 OPTION GRANTS(1)

                                      INDIVIDUAL GRANTS
                         -------------------------------------------
                                                                     POTENTIAL REALIZATION VALUE
                                                                     AT ASSUMED ANNUAL RATES OF
                                   % OF TOTAL                         STOCK PRICE APPRECIATION
                                 OPTIONS GRANTED                           FOR OPTION TERM
                         OPTION  TO EMPLOYEES IN EXERCISE EXPIRATION ---------------------------
NAME                     GRANTS       1996        PRICE      DATE         5%           10%
----                     ------- --------------- -------- ---------- ---------------------------
Robert J. Davis......... 200,000      28.2%       $ 9.60    2/02/02  $    652,984 $    1,481,397
Edward M. Philip........ 108,680      15.3%       $ 0.01   12/18/01  $    266,894 $      353,174
                          27,172       3.8%       $16.00    4/02/02      $147,857     $  335,438
Benjamin P. Bassi.......  75,000      10.5%       $ 0.01   10/30/01  $    124,884 $      165,334
William M. Townsend.....  55,000       7.7%       $ 0.01    8/22/01  $     91,582 $      121,245
                          20,000       2.8%       $ 9.60    1/15/02      $ 65,298     $  148,140

--------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, the timing of such exercises and the option holder's continued employment through the vesting period. The amounts reflected in this table may not accurately reflect or predict the actual value of the stock options.

STOCK OPTION EXERCISES AND JULY 31, 1996 STOCK OPTION VALUES

  Set forth in the table below is information concerning the value of stock options held at July 31, 1996 by the Named Executive Officers of the Company. None of the Named Executive Officers exercised any stock options during the year ended July 31, 1996.

                   AGGREGATE OPTION EXERCISES IN LAST FISCAL
                  YEAR AND OPTION VALUES AS OF JULY 31, 1996

                                                                                       VALUE OF UNEXERCISED
                                                                                           IN-THE-MONEY
                                                  NUMBER OF UNEXERCISED OPTION              OPTIONS AT
                                                        AT JULY 31, 1996                 JULY 31, 1996(1)
                         SHARES ACQUIRED  VALUE   --------------------------------   -------------------------
NAME                       ON EXERCISE   REALIZED  EXERCISABLE      UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
----                     --------------- -------- --------------   ---------------   ----------- -------------
Robert J. Davis.........       --          --              160,000           340,000  $711,600    $1,067,400
Edward M. Philip........       --          --                  -0-           135,852  $    -0-    $  644,472
Benjamin P. Bassi.......       --          --                  -0-            75,000  $    -0-    $  444,750
William M. Townsend.....       --          --                  -0-            75,000  $    -0-    $  326,150

--------
(1) The amounts set forth represent the difference, if positive, between the fair market value of the Common Stock underlying the options at July 31, 1996 ($5.94 per share) and the exercise price of the options, multiplied by the applicable number of options.

STOCK OPTION PLANS

  1996 Stock Option Plan. The 1996 Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors and approved by the Company's stockholders in February 1996. A maximum of 1,000,000 shares of Common Stock may be issued pursuant to the 1996 Plan upon exercise of options. Under the 1996 Plan, incentive stock options may be granted to employees and officers of the Company and non-qualified stock options may be granted to consultants, employees and officers of the Company. The maximum number of shares of Common Stock with respect to which an option or options may be granted to any employee in any one calender year under the 1996 Plan shall not exceed 200,000 shares of Common Stock, taking into account shares under options that are granted during such calender year and also terminated in such calender year.

  The 1996 Plan is administered by the Compensation Committee of the Board of Directors, subject to the supervision and control of the entire Board. Subject to the provisions of the 1996 Plan, the Compensation Committee has the authority to select optionees and determine the terms of the options granted, including (i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the exercise price of the option (which in the case of an incentive stock option cannot be less than the fair market value of the Common Stock on the date of grant, or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company), (iv) the duration of the option and (v) the time, manner and form of payment upon exercise of an option.

  An option is not transferable by the optionee except by will or by the laws of descent and distribution. Options are exercisable only while the optionee remains in the employ of the Company or for a period of time thereafter. If an optionee becomes disabled or dies while in the employ of the Company, the option is exercisable prior to the last day of the sixth or twelfth month, respectively, following the date of termination of employment. If the optionee leaves the employ of the Company for any other reason, the option is exercisable for only 90 days following the date of termination of employment; provided that the Compensation Committee may extend this period to up to six months following the date of termination. Options which are exercisable following termination of employment are exercisable only to the extent that the optionee was entitled to exercise such options on the date of such termination.

  As of July 31, 1996, options to purchase 89,750 shares of Common Stock were outstanding under 1996 Plan.

  1995 Stock Option Plan. The Company also has a 1995 Stock Option Plan (the "1995 Plan"). A maximum of 1,000,000 shares of Common Stock may be issued pursuant to the 1995 Plan upon the exercise of options. Under the 1995 Plan, non-qualified stock options may be granted to officers and other key employees of the Company at an exercise price determined by the Board of Directors. As of July 31, 1996, options to purchase a total of 954,472 shares of Common Stock were outstanding under the 1995 Plan. The options granted under the 1995 Plan expire six years from the date of grant (subject to earlier termination in the event of termination of the optionee's employment with the Company). The options granted under the 1995 Plan are not exercisable during the first 12 months after the date of grant. Thereafter, options become exercisable as to 20% of the shares covered thereby upon the expiration of 12 months after the date of grant and as to an additional 20% upon the expiration of each of the next four succeeding 12-month periods, except that options to purchase 100,000 shares of Common Stock held by Robert J. Davis became vested upon the completion of the IPO. In addition, options to purchase an aggregate of 550,852 shares of Common Stock held by certain employees (including options to purchase 340,000 shares held by Robert J. Davis) will vest and become immediately exercisable under certain circumstances if the optionee is terminated without cause or if there is a substantive change in the optionee's job title, responsibilities or location of employment or a reduction in his compensation, unless agreed to by the optionee. An option is not transferable by the optionholder except by will or by the laws of descent and distribution.

  Pursuant to the terms of the License Agreement, CMG@Ventures has agreed to sell to the Company a number of shares of Common Stock equal to the shares issuable upon exercise of options granted under the 1996 Plan and 1995 Plan prior to the IPO at a price equal to the exercise price of the options as such options are exercised. CMG@Ventures agreed to sell such shares of Common Stock to the Company as part of the

Company's issuance of twenty percent of its initial common equity to CMU under the License Agreement so that CMU's equity interest in the Company would not be diluted by stock options granted to employees of the Company prior to the IPO.

  Director Option Plan. The 1996 Non-Employee Director Stock Option Plan (the "Director Plan"), which was approved by the Board of Directors and the Company's stockholders in February 1996, provides for the grant of options to purchase Common Stock of the Company to non-employee Directors of the Company. The Director Plan authorizes the issuance of a maximum of 100,000 shares of Common Stock.

  The Director Plan is administered by the Board of Directors or a committee designated by the Board. Under the Director Plan each non-employee director first elected to the Board of Directors after the completion of the IPO will receive an option for 10,000 shares on the date of his or her election. The exercise price per share for all options granted under the Director Plan will be equal to the fair market value of the Common Stock as of the date of grant. All options vest in three equal installments beginning on the first anniversary of the date of grant. The term of each option will be for a period of 10 years from the date of grant. Options may not be assigned or transferred except by will or by the laws of descent and distribution and are exercisable only while the optionee is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director of the Company (except that if the director becomes disabled or dies while he or she is serving as a director of the Company, the option is exercisable prior to the last day of the sixth or twelfth month, respectively, following the date which such person ceases to be a director).

  As of July 31, 1996, options to purchase 10,000 shares of Common Stock were outstanding under the Director Plan.

  1996 Employee Stock Purchase Plan. The 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan") for employees of the Company was adopted by the Board of Directors and approved by the stockholders of the Company in February 1996. The 1996 Purchase Plan became effective upon completion of the IPO. The 1996 Purchase Plan authorizes the issuance of a maximum of 250,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.

  The 1996 Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Company whose customary employment is 20 hours or more per week and who have been employed by the Company for at least six months are eligible to participate in the 1996 Purchase Plan. Employees who own 5% or more of the Company's stock and directors who are not employees of the Company may not participate in the 1996 Purchase Plan. To participate in the 1996 Purchase Plan, an employee must authorize the Company in writing to deduct an amount (not less than 1% nor more than 10% of a participant's base compensation) from his or her pay commencing on February 1 and August 1 of each year (each a "Purchase Period"). On the first day of each Purchase Period, the Company grants to each participating employee an option to purchase up to 1,000 shares of Common Stock. The exercise price for the option for each Purchase Period is the lesser of 85% of the fair market value of the Common Stock on the first or last business day of the Purchase Period. The fair market value will be the closing price of the Common Stock as quoted on the Nasdaq National Market. If an employee is not a participant on the last day of the Purchase Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deduction will be refunded to the employee. An employee's rights under the 1996 Purchase Plan terminate upon his or her voluntary withdrawal from the Plan at any time or upon termination of employment.

  Common Stock for the 1996 Purchase Plan will be made available either from authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares repurchased in the open market.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed KPMG Peat Marwick LLP as independent certified public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending July 31, 1997. KPMG Peat Marwick LLP has served as independent accountants since 1995 to audit the financial statements of the Company.

  A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF KPMG PEAT MARWICK LLP.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons owning more than 10% of the outstanding Common Stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% holders of Common Stock of the Company are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on copies of such forms furnished as provided above, management believes that through the date hereof all Section 16(a) filing requirements applicable to its officers, directors and owners of greater than 10% of its Common Stock were complied with.

                 TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS

  Under regulations adopted by the Securities and Exchange Commission, any proposal submitted for inclusion in the Company's Proxy Statement relating to the Annual Meeting of Stockholders to be held in 1997 must be received at the Company's principal executive offices in Marlborough, Massachusetts on or before July 18, 1997. Receipt by the Company of any such proposal from a qualified stockholder in a timely manner will not ensure its inclusion in the proxy material because there are other requirements in the proxy rules for such inclusions.

  In addition to the Securities and Exchange Commission requirements regarding stockholder proposals, the Company's By-laws contain provisions regarding matters to be brought before stockholder meetings. If such matters are to be included in the Company's proxy statement and form of proxy, notice thereof must be delivered to the Company in accordance with the Securities and Exchange Commission requirements set forth in the paragraph above. If such matters are not to be included in the Company's proxy statement and form of proxy, notice of them must be given by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company on or before September 16, 1997.

                                 OTHER MATTERS

  Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

  The cost of this solicitation will be borne by the Company. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of the Company (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, telecopier and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals at the expense of the Company.

                                  10-K REPORT

  THE COMPANY WILL PROVIDE EACH BENEFICIAL OWNER OF ITS SECURITIES WITH A COPY OF AN ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S MOST RECENT FISCAL YEAR, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO THOMAS GUILFOILE, LYCOS, INC., 293 BOSTON POST ROAD WEST, MARLBOROUGH, MASSACHUSETTS 01752.

                                VOTING PROXIES

  The Board of Directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors' recommendations.

                                          By order of the Board of Directors

                                          EDWARD M. PHILIP,
                                          Chief Financial Officer and
                                          Secretary

November 15, 1996

                                  LYCOS, INC.

                      1996 ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 18, 1996
P
         The undersigned hereby appoints Robert J. Davis and Edward M. Philip,
R and each of them, with full power of substitution, attorneys and proxies to vote all shares of stock the undersigned is entitled to vote at the 1996
O Annual Meeting of Stockholders of LYCOS, INC., to be held December 18, 1996 at 10:00 a.m. in the Center for Executive Education at Babson College,
X Wellesley, Massachusetts and at any adjournments thereof, with all powers which the undersigned would possess if personally present, upon such
Y business as may properly come before the meeting, as set forth on the reverse side, hereby revoking any proxy heretofore given.

This proxy is solicited on behalf of the Board of Directors. Shares will be voted as specified. If no specification is made, the shares represented will be voted FOR the election of the director as set forth in the proxy statement and FOR proposal 2.

The Board of Directors recommends a vote FOR the following matters described in the Proxy Statement for the meeting:

1. Election of one Director to serve for a term of three years.

  NOMINEE: Robert J. Davis

    [  ] FOR nominee listed above     [  ] WITHHOLD AUTHORITY to vote for
                                           the nominee listed above

-------------------------------------------------------------------------------

2. Proposal to ratify, confirm and approve the selection of KPMG Peat Marwick LLP as the independent certified public accountants of the Corporation for fiscal year 1997.

           [  ] FOR     [  ] AGAINST     [  ] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting, all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

   PLEASE DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.

Please sign exactly as your name(s)           Date ____________________________
appear(s) hereon. When shares are held
by more than one person, all persons          Signature: ______________________
should sign. When signing as attorney,
executor, administrator, trustee or           Signature: ______________________
guardian, please give full title as
such. If a corporation, please sign in
full corporate name by President or
other authorized officer. If a
partnership, please sign in partnership
name by authorized partner.




     [  ] MARK HERE IF YOU PLAN        [  ] MARK HERE FOR ADDRESS
          TO ATTEND THE MEETING             CHANGE AND NOTE ABOVE